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BLUE RHINO COMPLETES $10 MILLION EQUITY OFFERING

WINSTON-SALEM, N.C., Sept. 7 /PRNewswire/ -- Blue Rhino Corporation (Nasdaq:
RINO), announced that it has completed the sale of approximately $10.3 million in shares of its Series A Convertible Preferred Stock to institutional investors and certain individual investors at a price of $6.00 per share. Proceeds from the financing will be used to pay down existing debt and for acquisitions and general working capital.

The Series A Convertible Preferred Stock has a liquidation preference and accrues a 5 percent dividend through the third anniversary of the closing, a 12 percent dividend from the third anniversary through the fourth anniversary and a 15 percent dividend thereafter, if not converted into common stock. It is convertible into common stock at any time after the first anniversary of the closing at the option of the holder and, if the market price of the common stock exceeds a prescribed threshold, at any time after the second anniversary of the closing at the option of the company. Each share of Series A Convertible Preferred Stock shall initially be convertible into one share of common stock and under certain circumstances, each share of Series A Convertible Preferred Stock may be convertible into up to 1.33 shares of common stock.

The shares of Series A Convertible Preferred Stock issued and sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act.

SOURCE Blue Rhino Corporation

CONTACT: Mark Castaneda, Chief Financial Officer of Blue Rhino